NEWAGE

ROYALTY AGREEMENT

This **ROYALTY AGREEMENT**, effective as of December 14, 2020 (the "***Effective Date***"), is between **NEWAGE, INC.**, a Washington corporation ("***NewAge***"), and **TREY KNIGHT** ("***Knight***"),

NewAge, Ince commercializes a portfolio of healthy products (the "***NewAge Products***") direct to consumers through its representatives (the "***NewAge Representatives***"). Knight has developed a sales, distributor and direct customer network (the "***Network***"), with a team of sales representatives (the "***Knight Representatives***").

The parties wish to enter into this agreement to memorialize their respective rights and obligations with respect to the transfer to New Age of the Network and the Knight Representatives.

The parties agree as follows:

Transfers to NewAge. On the Effective Date, Knight will take all steps necessary to transfer to NewAge the Network, including but not limited to, the Knight Representatives. Knight shall cause all the Knight Representatives to: (A) enter into the NewAge's standard Representative Agreement; (B) adopt its Activ8 Compensation Plan; and (C) undertake all such other steps as NewAge requires of the NewAge Representatives.

1) **Compensation to Knight**. In consideration for Knight's transfer to NewAge of the Network and the Knight Representatives as outlined above, New Age shall pay to Knight as follows.

Sales Royalty. NewAge shall pay to Knight a sales royalty (the "***Royalty***"), based on the annual sales of NewAge Products by the former Knight Representatives ("***Sales***") during each of the three (3) 12 month periods after the Effective Date (each a "***Contract Year***"). The Royalty shall be calculated pursuant to following schedule: (i) if Sales for the Contract Year are more than zero but less than or equal to three million dollars ($3,000,000), then the Royalty is zero percent (0%) of such Sales; (ii) if Sales for the Contract Year are more than three million dollars ($3,000,000) but less than or equal to eight million dollars ($8,000,000), then the Royalty is three percent (3%) of such Sales; and (iii) if Sales for the Contract Year are greater than eight million dollars ($8,000,000), then the Royalty is four percent (4%) of such Sales. In no event will the total Royalty that NewAge pays under this Section, whether in a single or multiple payments, exceed one million two hundred fifty thousand dollars ($1,250,000) (the "***Maximum Royalty***"). NewAge shall pay to Knight the Royalty for each Contract Year within 45 days after the end of such Contract Year. NewAge shall tender each payment by wire transfer in US dollars to an account designated by Knight. Along with each payment, NewAge shall provide Knight a summary of all Sales for the applicable Contract Year, and a statement of the calculation of the Royalty; and

Advance. On the Effective Date, NewAge shall also pay to Knight, the amount of five hundred thousand dollars ($500,000), in return for the commitment to bring the Network and Knight Representatives into NewAge.

Additional Bonus Opportunity. In addition, Knight shall have the opportunity to earn a bonus based on Sales as detailed in that certain Matching Bonus Agreement between the Parties of even date.

2) **Additional Obligations**. NewAge will take all reasonable steps promptly to integrate the Knight Representatives into its own representative network, provide the same level of support and offer the same products and benefits as it provides and offers to the NewAge Representatives. In its sole discretion, NewAge, as a short-term transition, may purchase, some or all of the products the Network currently offers for sale, and then offer such products to the Knight Representatives for sale to consumers.

Knight's Representations and Warranties. Knight represents and warrants to NewAge that: (A) he has the right and authority to enter into, and perform his obligations under, this Agreement; and (B) that there are no outstanding grants, licenses, encumbrances or agreements, either written, oral or implied, inconsistent with this Agreement, or which this Agreement, or performance hereunder, would violate, breach, conflict with, or cause a default.

3) **Confidentiality**. Each party agrees to keep the terms and conditions of this agreement confidential and not disclose same to any third party except for lenders or financial or legal representatives of such party.

4) **Independent Contractor**. Each party agrees and acknowledges that in its performance of its obligations under this agreement, it is an independent contractor of the other party, and is solely responsible for its own activities. Neither party shall have any authority to make commitments or enter into contracts on behalf of, bind or otherwise obligate the other party in any manner whatsoever. No joint venture, franchise or partnership is intended to be formed by this agreement.

5) **Governing Law**. This agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to its conflict of law principles.

6) **Binding; Assignment**. This agreement shall be binding upon, and shall inure to the benefit of the Parties and their heirs, personal representatives, successors and permitted assigns. Knight shall not assign this agreement. NewAge may assign this agreement upon written notice to Knight but shall remain obligated for the payment of all the Royalty which may become due under this agreement..

7) **Entire Agreement of the Parties**. This agreement and the Matching Bonus Agreement contain the entire agreements and understandings between the parties relating to the subject matter contained herein. There are no other representations, warranties, covenants, understandings or agreements between the parties not contained in this agreement or the Matching Bonus Agreement.

8) **Counterparts**. This agreement may be executed in any number of counterparts, each of which when executed and delivered will be an original, but all such counterparts will constitute a single instrument. This agreement may be executed in original or through signatures transmitted by electronic means.

9) **Recitals**. All recitals to this agreement, and the terms defined therein, are incorporated by this reference into this agreement.

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IN WITNESS WHEREOF, the parties have executed this agreement to be effective as of the Effective Date.

NEWAGE, INC.

By: ____________________ 12/14/2020

Print Name: Brent Willis

Title: CEO

Address for notice: ____________________

2420 17th Street

Denver, Colorado 80212

Trey Knight

____

Print Name: TREY KNIGHT

Address for notice: PO Box 681089

Franklin Tn 37068